Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Equity Trust

We consent to the use of our reports dated February 18, 2016 with respect to the financial statements of ClearBridge Variable Aggressive Growth Portfolio and QS Legg Mason Dynamic Multi-Strategy VIT Portfolio, each a series of the Legg Mason Partners Variable Equity Trust, as of December 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 15, 2016